Exhibit (a)(1)(B)

OFFER TO EXCHANGE
COMMON STOCK
FOR
WARRANTS EXERCISABLE FOR COMMON STOCK

OF

DELMAR PHARMACEUTICALS, INC.

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., PACIFIC STANDARD TIME, ON FEBRUARY 9, 2015, UNLESS WE EXTEND THE DATE

DelMar Pharmaceuticals, Inc. is offering to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Offer to Exchange Statement (the "Exchange Offer Statement"), shares of our common stock for any or all of our outstanding warrants to purchase common stock issued in connection with our private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013 (the “Warrants”). This offer is only valid during the period the Exchange Offer remains open. Each Warrant is currently exercisable into one share of our common stock for an exercise price of $0.80. If you accept the offer and elect to exchange your Warrants, you will be entitled to receive one (1) share of our common stock for every three (3) Warrants tendered.

If you properly tender your outstanding Warrants on or prior to February 9, 2015 (the "Expiration Date") and elect to exchange your Warrants, you will be issued common stock promptly following expiration of the Exchange Offer. The Company may, at its sole discretion, extend the Exchange Offer past the Expiration Date. No fractional shares of common stock will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares. The Warrants are not listed on any exchange.

The shares of common stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933 (the "Securities Act") provided by Section 3(a)(9) of the Securities Act. Certain of the shares of common stock underlying the Warrants were registered for resale in the Company’s registration statement on Form S-1 (File No. 333-189337) but as the Warrants themselves are "restricted securities" within the meaning of the Securities Act, the shares of common stock issued in exchange for the Warrants will be restricted securities as well.

We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

Please read "Risk Factors" beginning on page 7 for a discussion of the risks that you should consider prior to tendering your outstanding Warrants in the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE EXCHANGE OFFER IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Exchange Offer Statement is January 7, 2015.

This Exchange Offer Statement incorporates by reference important business and financial information about us from our public filings with the Securities and Exchange Commission (the “SEC”). You can obtain these documents at any time free of charge from the SEC’s website at www.sec.gov, or by directing a written or oral request to the Company at: DelMar Pharmaceuticals, Inc., Suite 720-999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5, Attention: Corporate Secretary, telephone number: (604) 629-5989, e-mail: spraill@delmarpharma.com. To obtain timely delivery from us, you should request the information no later than February 2, 2015, which is five business days before the Expiration Date of the Exchange Offer.

In making your decision to participate in the Exchange Offer, you should rely only on the information contained in this Exchange Offer Statement. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you should not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this Exchange Offer Statement, or the documents incorporated by reference into this Exchange Offer Statement, is accurate as of any date other than the date on the front cover of this Exchange Offer Statement or the date of such document incorporated by reference, as the case may be.

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SUMMARY TERM SHEET

●	Exchange Offer by DelMar Pharmaceuticals, Inc. for any and all of the Warrants to purchase an aggregate of 5,964,738 shares of common stock issued in connection with our private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013 (the “Warrants”).

●	Holders of the Warrants may exchange their Warrants for one (1) share of our common stock for every three (3) Warrants tendered.

●	No fractional shares will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

●	The Exchange Offer will expire at 5:00 P.M., Pacific Standard Time, on February 9, 2015, unless extended.

●	Our common stock issued pursuant to the Exchange Offer will be exempt from registration under Section 3(a)(9) of the Securities Act of 1933, however, once issued the shares of Common Stock will be "restricted securities" within the meaning of the Securities Act.

●	See "The Exchange Offer" on page 6 for a more detailed description of the terms of the Exchange Offer.

●	Please review this Exchange Offer Statement in its entirety.

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TABLE OF CONTENTS

Cautionary Statement Concerning Forward-Looking Statements	1
Summary	1
Risk Factors	7
Use of Proceeds	8
Dividend Policy	8
Financial Information Regarding the Company	8
Pro Forma Financial Information (Unaudited)	8
Trading Market and Price	17
The Exchange Offer	17
Transactions and Agreements Concerning the Company’s Securities	24
Certain Tax Consequences of the Exchange Offer	24
Independent Registered Public Accounting Firm	26
Available Information / Incorporation by Reference	26

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Exchange Offer Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "estimates," "plans," "projects," "trends," "opportunity," "comfortable," "current," "intention," "position," "assume," "potential," "outlook," "remain," "continue," "maintain," "sustain," "seek," "achieve," "continuing," "ongoing," "expects," "believe," "intend" and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this report, and in particular those factors referenced in the section "Risk Factors."

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:

●	future capital needs;

●	adequacy of existing capital to support operations for a specified time;

●	product development and marketing plans;

●	protecting our proprietary rights;

●	clinical trial plans and anticipated results, including the publication thereof;

●	anticipation of future losses;

●	the liquidity and market volatility of our equity securities; or

●	revenue expectations and operating results.

These risks are not exhaustive. Other sections of this Exchange Offer Statement include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY

This following summary highlights selected information from the Exchange Offer Statement and in the documents incorporated by reference. Before making an investment decision, you should read this entire Exchange Offer Statement as well as the information to which we refer you and the information incorporated by reference carefully, including the section entitled "Risk Factors", for a more detailed description of our business. In this Exchange Offer Statement, "DelMar," "the Company," "we," "us" and "our" refer to DelMar Pharmaceuticals, Inc.

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The Company

DelMar Pharmaceuticals, Inc. (the “Company”) is a Nevada corporation formed on June 24, 2009 under the name Berry Only Inc. (“Berry”). On January 21, 2013, the Company changed its name to DelMar Pharmaceuticals, Inc.

On January 25, 2013 (the “Closing Date”), the Company entered into and closed an exchange agreement (the “Exchange Agreement”), with DelMar (BC), 0959454 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of the Company (“Callco”), 0959456 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of the Company (“Exchangeco”), and securityholders of DelMar (BC). Pursuant to the Exchange Agreement, (i) the Company issued 4,340,417 shares of common stock  (the “Parent Shares”) to the shareholders of DelMar (BC) who are United States residents (the “U.S. Holders”) in exchange for the transfer to Exchangeco of all 4,340,417 outstanding common shares of DelMar (BC) held by the U.S. Holders, (ii) the shareholders of DelMar (BC) who are Canadian residents (the “Canadian Holders”) received, in exchange for the transfer to Exchangeco of all 8,729,583 outstanding common shares of DelMar (BC) held by the Canadian Holders, 8,729,583 exchangeable shares (the “Exchangeable Shares”) of Exchangeco, and (iii) outstanding warrants to purchase 3,360,000 common shares of DelMar (BC) and outstanding options to purchase 1,020,000 common shares of DelMar (BC) were deemed to be amended such that,  rather than entitling the holder to acquire common shares of DelMar (BC), such options and warrants (as amended, the “Exchange Agreement Warrants”) will entitle the holders to acquire shares of common stock of the Company. The Canadian Holders will be entitled to require Exchangeco to redeem (or, at the option of the Company or Callco, to have the Company or Callco purchase) the Exchangeable Shares, and upon such redemption or purchase to receive an equal number of shares of common stock of the Company.

DelMar Pharmaceuticals, Inc. is the parent company of Del Mar Pharmaceuticals (BC) Ltd. (“DelMar (BC)”), a British Columbia, Canada corporation incorporated on April 6, 2010, which is a clinical and commercial stage drug development company with a focus on the treatment of cancer.  We are conducting clinical trials in the United States with VAL-083 as a potential new treatment for glioblastoma multiforme (“GBM”), the most common and aggressive form of brain cancer. We have also acquired certain exclusive commercial rights to VAL-083 in China where it is approved as a chemotherapy for the treatment of chronic myelogenous leukemia (“CML”) and lung cancer.

Our executive offices are located at Suite 720-999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5. Our clinical operations are managed at Suite R, 3475 Edison Way, Menlo Park, California, 94025.  Our website is located at www.delmarpharma.com, and our telephone number is (604) 629-5989.

Our mission is to benefit patients and create shareholder value by rapidly developing and commercializing anti-cancer therapies in orphan cancer indications where patients have failed or are unlikely to respond to modern therapy. VAL-083 represents a “first-in-class” small-molecule chemotherapeutic, which means that the molecular structure of VAL-083 is not an analogue or derivative of other small molecule chemotherapeutics approved for the treatment of cancer. VAL-083 has been assessed in multiple clinical studies sponsored by the National Cancer Institute (“NCI”) in the United States as a treatment against various cancers including lung, brain, cervical, ovarian tumors and leukemia. Published pre-clinical and clinical data suggest that VAL-083 may be active against a range of tumor types. VAL-083 is approved as a cancer chemotherapeutic in China for the treatment of chronic mylogenous leukemia (”CML”) and lung cancer. VAL-083 has not been approved for any indication outside of China.

Upon obtaining regulatory approval, we intend to commercialize VAL-083 for the treatment of orphan and other cancer indications where patients have failed other therapies or have limited medical options. Orphan diseases are defined in the United States under the Rare Disease Act of 2002 as “any disease or condition that affects fewer than 200,000 persons in the United States”. The Orphan Drug Act of 1983 is a federal law that provides financial and other incentives including a period of market exclusivity to encourage the development of new treatments for orphan diseases. In February 2012, we announced that VAL-083 has been granted protection under the Orphan Drug Act by the United States Food and Drug Administration (“FDA”) for the treatment of glioma, including GBM. In January 2013, the European Medicines Agency (“EMA”) also granted orphan drug protection to VAL-083 for the treatment of glioma.

We research the mechanism of action of VAL-083 to determine the clinical indications best suited for therapy and work rapidly to advance it into human clinical trials and toward commercialization. With this aim, in October 2011 we initiated clinical trials with VAL-083 as a potential new treatment for GBM, the most common and aggressive form of brain cancer. We have presented interim data from our clinical trial at peer reviewed scientific meetings  demonstrating that VAL-083 can shrink or halt the growth of tumors in some brain cancer patients who have failed other approved treatments. Currently, there is no approved therapy for these patients.

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In addition to our clinical development activities in the United States, we have obtained certain exclusive commercial rights to VAL-083 in China. In October 2012, we announced that we had entered into a collaboration agreement with the only manufacturer presently licensed by the China Food and Drug Administration (“CFDA”) to produce the product for the China market.

VAL-083 was originally discovered in the 1960’s. We have filed a broad portfolio of patent applications to protect our intellectual property. Our patent applications claim compositions and methods related to the use of VAL-083 and related compounds as well as methods of synthesis and quality controls for the manufacturing process of VAL-083.  To date, we have been granted two patents by the United States Patent and Trademark Office and one international patent.  The patent claims expire in 2031. In addition, VAL-083 has been granted protection under the Orphan Drug Act by the FDA and the EMA. We believe that our portfolio of intellectual property rights provides a strong and defensible market position for the commercialization of VAL-083 and other anti-cancer products.

We also believe the experience of our clinical development team will position us to acquire or license additional product candidates to establish a pipeline of product opportunities. We have secured four non-refundable financial contributions from the National Research Council of Canada for total financial contributions of Cdn $327,000 to date. We believe we have the potential to create significant value by building and maintaining a sustainable business through the commercialization of VAL-083 across a variety of cancer indications on a world-wide basis.

Officers and Directors

Below are the names, ages and titles of the Company’s executive officers and directors. Their address and phone number is c/o Delmar Pharmaceuticals, Inc., Suite 720-999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5, telephone number : (604) 629-5989. No officer or director owns any Warrants.

Name	Age	Position

Jeffrey Bacha	46	President, Chief Executive Officer and Director

Dennis Brown	64	Chief Scientific Officer and Director

Scott Praill	48	Chief Financial Officer

William Garner	48	Director

John K. Bell	66	Director

Robert J. Toth, Jr.	50	Director

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The following table sets forth certain information, as of January 7, 2015, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percentage of Common Stock (2)
Directors and Officers:
Jeffrey Bacha	4,054,527	(3)	10.37%
Dennis Brown	3,952,542	(4)	10.0%
William Garner	2,668,541	(5)	6.87%
John K. Bell	307,000	(6)	*
Scott Praill	510,000	(8)	1.31%
Robert J. Toth, Jr.	163,500	(12)	*
All officers and directors as a group	11,656,110		28.55%
Beneficial owners of more than 5%:
Valent Technologies LLC	2,150,000	(9)	4.8%
Howard K. Fuguet (10)	2,500,000		7.2%
Donald G. Bahouth (11)	2,085,000	(7)	5.9%

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o DelMar Pharmaceuticals, Inc., Suite 720 - 999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5.
(2)	Applicable percentage ownership is based on 34,324,264 shares of common stock outstanding as of January 7, 2015, together with securities exercisable or convertible into shares of common stock within 60 days of January 7, 2015for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 7, 2015are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Includes 3,498,542 shares issuable upon exchange of Exchangeable Shares (including 660,000 shares held in trust), and 500,000 shares issuable upon exercise of options.
(4)	Includes 1,650,000 shares held by Valent, 500,000 shares issuable upon exercise of warrants held by Valent, and 500,000 shares issuable upon exercise of options. Valent is owned by Dennis Brown, the Company’s Chief Scientific Officer. The 500,000 warrants are not eligible for tender in the Exchange Offer.
(5)	Includes 270,000 shares issuable upon exercise of options. Does not include 50,000 shares issuable upon exchange of Exchangeable Shares held for Mr. Garner in trust by Mr. Bacha.
(6)	Includes 100,000 shares issuable upon exchange of Exchangeable Shares held by Onbelay Capital, Inc., 87,000 shares owned by Onbelay Capital, Inc., and 120,000 shares issuable upon exercise of options.
(7)	Includes 1,042,500 shares issuable upon exercise of Warrants.
(8)	Includes 100,000 shares issuable upon exchange of Exchangeable Shares and 400,000 shares issuable upon exercise of options.
(9)	Includes 500,000 shares issuable upon exercise of warrants. The 500,000 warrants are not eligible for tender in the Exchange Offer.
(10)	The address of the shareholder is Ropes & Gray LLP, 800 Boylston Street, Boston MA, 02199-3600.
(11)	The address of the shareholder is 1059 Grand Heron Crt. West, Mobile, AL 36693.
(12)	Includes 120,000 shares issuable upon exercise of options.

Certain Relationships and Related Transactions

On September 12, 2010, DelMar (BC) entered into a Patent Assignment Agreement (the “Assignment”) with Valent Technologies LLC “Valent”) pursuant to which Valent assigned to DelMar (BC) its rights to patent applications and the prototype drug product related to VAL-083. Valent is owned by our Chief Scientific Officer Dennis Brown. In accordance with the Assignment the consideration paid by DelMar (BC) was $250,000 to acquire the prototype drug product. In accordance with the terms of the Assignment, Valent is entitled to receive a future royalty (in the single digits) on certain revenues derived from the development and commercialization of VAL-083. In the event that DelMar (BC) terminates the agreement, DelMar (BC) may be entitled to receive royalties from Valent’s subsequent development of VAL-083 depending on the development milestones DelMar (BC) has achieved prior to the termination of the Assignment. The Assignment has a term (on a country-by-country basis), of the later of ten years or until patent rights covered by the Assignment no longer exist, subject to earlier termination in the event DelMar (BC) breaches its payment obligations and fails to remedy such breach within 60 days, or if either party materially beaches any of its obligations and does not cure such breach within 30 days after receipt of notice thereof.

On January 25, 2013, the Company issued to Valent 1,150,000 shares of common stock, in exchange for Valent agreeing to reduce certain royalties payable to it under the Assignment.

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On September 30, 2014, the Company entered into an exchange agreement (the “Exchange Agreement”) with Valent. Pursuant to the Exchange Agreement, Valent exchanged its loan payable in the outstanding amount of $278,530 (including aggregate accrued interest to September 30, 2014 of $28,530), issued to Valent by DelMar (BC), for 278,530 shares of the Company’s Series A Preferred Stock.

Effective September 30, 2014, the Company filed a Certificate of Designation of Series A Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of Nevada. Pursuant to the Series A Certificate of Designation, the Company designated 278,530 shares of preferred stock as Series A Preferred Stock. The shares of Series A Preferred Stock have a stated value of $1.00 per share and are not convertible into common stock. The holder of the Series A Preferred Stock will be entitled to dividends at the rate of 3% of the Stated Value per year, payable quarterly in arrears. Upon any liquidation of the Company, the holder of the Series A Preferred Stock will be entitled to be paid, out of any assets of the Company available for distribution to stockholders, the Stated Value of the shares of Series A Preferred Stock held by such holder, plus any accrued but unpaid dividends thereon, prior to any payments being made with respect to the common stock.

On April 30, 2012, DelMar (BC) issued 500,000 common shares in partial settlement of accounts payable in the amount of Cdn $250,000 (U.S. $253,050) owed to Valent.

Valent leases facilities in California and we have access to such facilities pursuant to an informal unwritten arrangement with Valent.

William Garner, a director, owns 50,000 shares of common stock issuable upon exchange of Exchangeable Shares that are held in trust by Mr. Bacha, our President, Chief Executive Officer and a Director.

Included in accounts payable at September 30, 2014 is an aggregate amount of $41,674 (June 30, 2014 - $54,960) owed to the Company’s officers and directors for fees and expenses.

Background of Exchange Offer

We issued the Warrants in connection with our private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013. As of January 7, 2015, Warrants to purchase an aggregate of 5,964,738 shares of common stock are issued and outstanding.

The Exchange can help the Company reduce the warrant liability recorded by the Company on its financial statements. The warrant liability serves as an impediment to certain goals of the Company, as significant warrant liability on the Company’s balance sheet may make it more difficult for the Company to list its shares of common stock on a national securities exchange. The Warrants contain price-based anti-dilution provisions that provide the holders with protection against future down-round financings. Based on these anti-dilution provisions, the Company is required to record a derivative liability on its balance sheet each fiscal quarter for the Warrants based on the fair value of the Warrants as of the end of such fiscal quarter. The Company’s obligation to continue to record a derivative liability each quarter for a particular Warrant ends when the Warrant is exercised or expires. Various factors are considered in the pricing models the Company used to value the Warrants, including the Company’s current stock price, the remaining life of the Warrants, the volatility of the Company’s stock price, and the risk free interest rate. As a result of the changes in these factors, the warrant derivative liability related solely to the Warrants recorded by the Company was approximately $2,502,630 and $2,545,454 at June 30, 2014 and September 30, 2014, respectively. Future changes in these factors will continue to have a significant impact on the computed fair value of the derivative liability for the Warrants. As such, the Company expects future changes in the fair value of the Warrants to continue to vary significantly from quarter to quarter. The Company believes these significant variations make it more difficult for investors to evaluate the Company’s business and operations.

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Exchange Offer

The following is a summary of the principal terms of the Exchange Offer. A more detailed description is contained in the Exchange Offer Statement under the section entitled "The Exchange Offer." As of the date of the Exchange Offer, there are Warrants to purchase 5,964,738 shares of our common stock issued, outstanding and eligible to participate in the Exchange Offer.

Exchange Offer	We are offering to holders of our outstanding Warrants exercisable for 5,964,738 shares of our common stock the opportunity to receive common stock in exchange for a specified number of Warrants.

Exchange Ratios	If you elect to exchange your Warrants, you will be entitled to elect to receive one (1) share of common stock for every three (3) Warrants that are tendered.

Fractional Shares	No fractional shares will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

Expiration Date	The Exchange Offer will expire at 5:00 P.M., Pacific Standard Time, on February 9, 2015, unless we, in our sole discretion, decide to extend it.

Procedure for Accepting the Exchange Offer	You may tender your Warrants by completing the Letter of Transmittal attached hereto as Exhibit (a) (3).

Please read "The Exchange Offer—Procedures for Tendering Warrants" for further information regarding procedure for accepting the Exchange Offer.

Deliveries of Warrants	We have not engaged an exchange agent in connection with the Exchange Offer. Deliveries should be addressed to DelMar Pharmaceuticals, Inc., Suite 720-999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5, Attention: Corporate Secretary.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive. Please read "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the Exchange Offer.

Withdrawal	You may withdraw any Warrants tendered in the Exchange Offer at any time prior to 5:00 P.M., Pacific Standard Time, on February 9, 2015. For further information regarding the withdrawal of tendered Warrants, please read "The Exchange Offer—Withdrawal Rights."

Rejection or Failure to Accept the Exchange Offer	If you reject or fail to accept the Exchange Offer, your Warrants will remain outstanding until they expire or are exercised by their original terms.

Use of Proceeds	We will not receive any proceeds from this Exchange Offer. Please read "Use of Proceeds."

Fees and Expenses	We will pay all of our expenses incident to the Exchange Offer.

Risk Factors	Tendering your Warrants in exchange for common stock involves substantial risk. Please read "Risk Factors" beginning on page 7 for a discussion of certain factors you should consider in evaluating whether to tender your Warrants in the Exchange Offer.

Section 3(a)(9) Exemption	The shares of common stock to be issued in the Exchange Offer will be issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) thereof. Certain of the shares of common stock underlying the Warrants were registered for resale in the Company’s registration statement on Form S-1 (File No. 333-189337) but as the Warrants themselves are "restricted securities" within the meaning of the Securities Act, the shares of common stock issued in exchange for the Warrants will be restricted securities as well.

U.S. Federal Income Tax Considerations	It is expected that the exchange of Warrants for common stock in the Exchange Offer should not be a taxable event for U.S. federal income tax purposes. However, no ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters, and the characterizations we intend to follow may be rejected, or determined to be inappropriate in the case of particular holders, by the applicable taxing authorities. Thus Warrantholders must rely on the advice of their own tax advisors in assessing these matters.

For a general discussion of certain tax considerations, please read "Certain Tax Consequences of the Exchange Offer—Certain U.S. Federal Income Tax Consequences to U.S. Holders."

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RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information set forth elsewhere or incorporated by reference into this Exchange Offer Statement before deciding to accept or reject the Exchange Offer. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, and you may lose all or part of your investment.

You should also refer to the risk factors included in our public filings, which are incorporated by reference herein, for additional risk factors relating to our business, the industry in which we operate and an investment in our common stock.

Risks Related to the Exchange Offer

There is no assurance that our Exchange Offer will achieve its desired effect of providing incentives to our holders of Warrants to exchange their Warrants.

One of the important purposes of the Exchange Offer is to provide incentives for our Warrantholders to exchange their Warrants, thereby eliminating or significantly reducing the warrant liability recorded on our financial statements. The decision of a holder to take such actions could be influenced by a number of factors including the market price of our common stock, our future business prospects and the individual financial circumstances of a Warrantholder. Although a certain percentage of the Warrants have already been exchanged, there can be no assurance that the remaining holders of Warrants will exchange such Warrants in the Exchange Offer.

The issuance of additional common stock upon the exchange of tendered Warrants will dilute our existing shareholders as well as our future shareholders.

If the holders of our Warrants accept the Exchange Offer, we will issue additional shares of common stock. The issuance will dilute the ownership by other holders of our common stock.

We did not obtain a "fairness opinion" in connection with the Exchange Offer.

The exchange ratio has been set based on factors deemed relevant by our Board of Directors, and the Board of Directors approved the exchange ratio. We have not obtained outside advice or any opinion of an investment banker with respect to the fairness of the exchange ratio either to Warrantholders or to holders of our common stock.

Shares underlying the Warrants are registered for resale but the new shares to be issued in the Exchange Offer will have restrictions on transferability.

The shares of common stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) of the Securities Act. Certain of the shares of common stock underlying the Warrants were registered for resale in the Company’s registration statement on Form S-1 (File No. 333-189337) but as the Warrants themselves are "restricted securities" within the meaning of the Securities Act, the shares of common stock issued in exchange for the Warrants will be restricted securities as well.

Unless the new shares are subsequently registered with the SEC and any required state securities authorities, or appropriate exemptions from registration are available, you may be unable to liquidate your investment in the Company, even if your financial condition makes such liquidation necessary. You will not have the right to require the Company to register the new shares for sale. Accordingly, if you require liquidity in your investments you should carefully consider your participation in the Exchange Offer.

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Tax Risks

No rulings or opinions have been received as to the tax consequences of the Exchange Offer to holders of Warrants.

The tax consequences that will result to a holder of Warrants that participates in the Exchange Offer is not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters, and the characterizations we intend to follow may be rejected, or determined to be inappropriate in the case of particular holders, by the applicable taxing authorities. Thus Warrantholders must rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, please read "Certain Tax Consequences of the Exchange Offer—Certain U.S. Federal Income Tax Consequences to U.S. Holders."

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer.

DIVIDEND POLICY

We have not, since inception, paid any dividends on our shares of common stock. We currently do not anticipate paying dividends on our shares of common stock. The holder of our Series A Preferred Stock is entitled to dividends at the rate of 3% per year, payable quarterly in arrears.

FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Transition Report on Form 10-K for the period ended June 30, 2014, Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 is incorporated herein by reference and is available for review on the SEC’s website at www.sec.gov and on the Company’s website at www.delmarpharma.com.

The book value of each share of common stock of as of September 30, 2014, was $0.014 per share.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The accompanying pro forma consolidated financial statements do not purport to represent what our results of operations would have been had such transactions and events occurred on the dates specified, or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data.

The following shows our pro forma consolidated balance sheet as of September 30, 2014, the consolidated statement of income, earnings per share, and ratio of earnings to fixed charges for the three months ended September 30, 2014 and the six month transitional period ending June 30, 2014, and the book value per share as of September 30, 2014. All of the pro forma financial information set forth herein assumes that 100% of the outstanding Warrants are exchanged in the Exchange Offer; however, there is no assurance that all of the Warrant holders will exchange their Warrants in the Exchange Offer.

The pro forma financial information set forth herein does not account for the following events that occurred subsequent to September 30, 2014:

●	Exercise of Warrants to purchase 1,136,347 shares of common stock, disclosed in the subsequent events footnote to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014;

●	Reclassification of certain warrants to equity; and

●	Issuance of 187,000 shares of common stock and the granting of 300,000 stock options disclosed in the subsequent events footnote to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

8

DELMAR PHARMACEUTICALS, INC.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

SEPTEMBER 30, 2014

9

DELMAR PHARMACEUTICALS, INC

PRO FORMA CONSOLIDATED BALANCE SHEET

AS AT SEPTEMBER 30, 2014

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

Assets	DelMar Pharmaceuticals Inc.	Notes		Pro forma adjustments	Pro forma consolidated
	$			$	$
Current Assets
Cash and cash equivalents	4,315,746				4,315,746
Taxes and other receivables	19,340				19,340
Prepaid expenses	162,246				162,246
Total assets	4,497,332			-	4,497,332

Liabilities

Current liabilities
Accounts payable and accrued liabilities	293,989	4	(a)(iii)	47,000	340,989
Related party payables	41,674				41,674
	335,663			47,000	382,663

Stock option liability	182,065				182,065
Derivative liability	3,458,662	4	(a)(i)	(2,545,454)	1,112,432
		4	(a)(ii)	199,224
	3,976,390			(2,299,230)	1,677,160
Stockholders’ Deficiency

Preferred stock	278,530				278,530
Common stock	36,842	4	(a)(i)	2,782	39,624

Additional paid-in capital	13,982,362	4	(a)(i)	2,667,858	16,650,220

Warrants	6,187,805				6,187,805

Accumulated deficit	(19,985,775)	4	(a)(i)	(125,186)	(20,357,186)
		4	(a)(ii)	(199,224)
		4	(a)(iii)	(47,000)
Accumulated other comprehensive income	21,178				21,178

	520,942			2,299,230	2,820,172
	4,497,332			-	4,497,332

The accompanying notes are an integral part of these Pro Forma Consolidated Financial Statements.

10

DELMAR PHARMACEUTICALS, INC.

PRO FORMA CONSOLIDATED STATEMENT OF LOSS AND COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2014

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

	DelMar Pharmaceuticals Inc.	Notes		Pro forma adjustments	Pro forma consolidated
Expenses	$			$	$
Research and development	671,627				671,627
General and administrative	445,000	4	(a)(iii)	47,000	492,000
	1,116,627			47,000	1,163,627

Other loss (income)
Change in fair value of derivative liability	368,594	4	(a)(ii)	199,224	567,818
Change in fair value of derivative liability due to change in warrant terms	(167,190)				(167,190)
Loss on exchange of warrants	-	4	(a)(i)	125,186	125,186
Foreign exchange loss (gain)	2,391				2,391
Interest expense	2,091				2,091
Interest income	(152)				(152)
	205,734			324,411	530,145
Loss from continuing operations before nonrecurring charges or credits directly attributable to the transaction	1,322,361			371,411	1,693,772
Pro forma weighted average number of shares outstanding - basic and diluted	36,451,014				39,232,931
Pro forma adjusted loss per share - basic and diluted	$(0.04)				$(0.04)

The accompanying notes are an integral part of these Pro Forma Consolidated Financial Statements.

11

DELMAR PHARMACEUTICALS, INC.

PRO FORMA CONSOLIDATED STATEMENT OF LOSS AND COMPREHENSIVE LOSS

FOR THE SIX MONTH TRANSITIONAL PERIOD ENDED JUNE 30, 2014

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

	DelMar Pharmaceuticals Inc.	Notes		Pro forma adjustments	Pro forma consolidated
Expenses	$			$	$
Research and development	992,922				992,922
General and administrative	1,756,859	4	(a)(iii)	47,000	1,803,859
	2,749,781			47,000	2,796,781

Other loss (income)
Change in fair value of derivative liability	166,388	4	(a)(ii)	192,490	358,878
Change in fair value of derivative liability due to change in warrant terms	(111,179)				(111,179)
Loss on exchange of warrants	-	4	(a)(i)	125,186	125,186
Foreign exchange (gain) loss	(9,382)				(9,382)
Interest expense	4,067				4,067
Interest income	(767)				(767)
	49,127			317,676	366,803
Loss from continuing operations before nonrecurring charges or credits directly attributable to the transaction	2,798,908			364,676	3,163,584
Pro forma weighted average number of shares outstanding - basic and diluted	32,468,861				35,250,778
Pro forma adjusted loss per share - basic and diluted	$(0.09)				$(0.09)

The accompanying notes are an integral part of these Pro Forma Consolidated Financial Statements.

12

DELMAR PHARMACEUTICALS, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

September 30, 2014

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated balance sheet as at September 30, 2014 and the unaudited pro forma consolidated statements of loss and comprehensive loss for the three month period ended September 30, 2014 and the six month period ended June 30, 2014 (the “Pro Forma Consolidated Financial Statements”) of DelMar Pharmaceuticals, Inc. ("DelMar") have been prepared by management on the basis of United States Generally Accepted Accounting Principles (“US GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) from information derived from the financial statements of DelMar. The unaudited Pro Forma Consolidated Financial Statements have been prepared for inclusion in the Schedule TO in conjunction with the tender offer to exchange certain warrants issued with our private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013 (the “Warrants”). The Warrant holders may exchange their Warrants for one (1) share of our common stock for every three (3) Warrants tendered (the “Tender Offer”).

The unaudited pro forma balance sheet as at September 30, 2014 has been prepared as if 100% of the Warrants outstanding on September 30, 2014 are exercised on September 30, 2014. The unaudited pro forma statement of loss and comprehensive loss for the three months ended September 30, 2014 has been prepared as if all of the Warrants outstanding on September 30, 2014 had been exercised on July 1, 2014. The unaudited pro forma statement of loss and comprehensive loss for the six month transitional period ended June 30, 2014 has been prepared as if all of the Warrants outstanding on September 30, 2014 have been exercised on January 1, 2014.

On July 21, 2014, the Board of Directors of DelMar approved a change in DelMar’s fiscal year end from December 31 to June 30. As a result of this change, DelMar has prepared these Pro Forma Consolidated Financial Statements for the six month transition period ended June 30, 2014 rather than the twelve month fiscal period ended December 31, 2013.

The unaudited Pro Forma Consolidated Financial Statements have been derived from the unaudited condensed interim financial statements of DelMar for the three month period ended September 30, 2014. The Pro Forma Consolidated Financial Statements do not account for the following events that were disclosed in the subsequent events footnote to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014:

•	Exercise of Warrants to purchase 1,136,347 shares of common stock at $0.65 per Warrant for proceeds of $738,626.
•	Reclassification of certain warrants to equity.
•	Issuance of 187,000 shares of common stock for services and the granting of 300,000 stock options.

The Pro Forma Consolidated Financial Statements also do not account for the 1,244,666 Warrants exchanged for 414,889 shares of common stock on December 31, 2014.

The unaudited pro forma adjustments are based on currently available information and certain assumptions that management believes are reasonable. The unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the selected historical financial information and related financial statements and accompanying footnotes of DelMar. The unaudited Pro Forma Consolidated Financial Statements are for informational purposes only and do not purport to reflect the financial position or results of operations that would have occurred if the Tender Offer had been consummated on the dates indicated above, nor do they purport to represent or be indicative of the financial position or results of operations of DelMar for any future dates or periods. Unless otherwise stated, all amounts presented in these unaudited Pro Forma Consolidated Financial Statements are in U.S. dollars.

13

DELMAR PHARMACEUTICALS, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

September 30, 2014

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in the preparation of these unaudited Pro Forma Consolidated Financial Statements are those set out in DelMar’s audited financial statements for the six month transitional period ended June 30, 2014 and DelMar’s unaudited condensed interim financial statements for the three months ended September 30, 2014.

3.	DESCRIPTION OF THE TRANSACTION

DelMar is offering to exchange one (1) share of our common stock for every three (3) Warrants held by the Warrant holders. The Warrants included in the Tender Offer relate to Warrants issued to investors participating in Delmar’s private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013. The maximum number of Warrants to be tendered as presented in these unaudited Pro Forma Consolidated Financial Statements is an aggregate of 8,345,751 which if all Warrants were tendered would result in the issuance of 2,781,917 shares of common stock.

DelMar initially issued a total of 13,125,002 Warrants. Of these 13,125,002 Warrants, a total of 4,779,251 have been exercised for cash to September 30, 2014. The remaining 8,345,751 Warrants were outstanding at September 30, 2014. As disclosed in the subsequent event footnote to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, 1,136,347 Warrants were exercised for cash subsequent to September 30, 2014. In addition, on December 31, 2014, 1,244,666 Warrants were exchanged for 414,889 shares of common stock.

However, the unaudited pro forma balance sheet as at September 30, 2014 has been prepared as if 100% of the Warrants outstanding on September 30, 2014 are exercised on September 30, 2014. The unaudited pro forma statement of loss and comprehensive loss for the three months ended September 30, 2014 has been prepared as if all of the Warrants outstanding on September 30, 2014 had been exercised on July 1, 2014. The unaudited pro forma statement of loss and comprehensive loss for the six month transitional period ended June 30, 2014 has been prepared as if all of the Warrants outstanding on September 30, 2014 have been exercised on January 1, 2014. As a result the 1,136,347 Warrants exercised for cash subsequent to September 30, 2014 and the 1,244,666 Warrants exchanged for common shares on December 31, 2014 were outstanding at September 30, 2014. Therefore, these Warrants have been disclosed as fully exchanged for pro forma purposes in these unaudited Pro Forma Consolidated Financial Statements.

There is no minimum participation requirement with respect to the Tender Offer. Pursuant to the Tender Offer, DelMar is offering to exchange one (1) share of our common stock for every three (3) Warrants held by the Warrant holders. The expiration of the Tender Offer is at 5:00 p.m. Pacific Time on February 9, 2015, as may be extended by DelMar in its sole discretion (“Expiration Date”)

Holders may elect to tender some or all of their Warrants. If a holder chooses not to participate in the Tender Offer the respective Warrants will remain in full force and effect, as originally issued. The purpose of the Tender Offer is to encourage the exchange of the Warrants for shares of common stock to help DelMar reduce its outstanding warrant liability.

14

DELMAR PHARMACEUTICALS, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

September 30, 2014

DESCRIPTION OF THE TRANSACTION (continued)

i)	Warrants

A total of 13,125,002 Investor Warrants were issued by DelMar as part of its private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013. As of September 30, 2014, 4,779,251 Warrants have been exercised. The unaudited pro forma balance sheet gives effect to the exchange of 8,345,751 Warrants outstanding as at September 30, 2014 resulting in the issuance of 2,781,917 shares of common stock. The unaudited pro forma consolidated balance sheet does not account for the exercise of Warrants to purchase 1,136,347 shares of common stock that was disclosed in the subsequent events footnote to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 nor the exchange of 1,244,666 Warrants for shares of common stock that occurred on December 31, 2014.

ii) Derivative liability

Based on the terms of the Warrants, DelMar determined that the Warrants were a derivative liability which is recognized at fair value at the date of the transaction and re-measured at fair value each reporting period with the changes in fair value recorded in the consolidated statement of loss and comprehensive loss. If all of the Warrants outstanding at September 30, 2014 are exchanged for shares of common stock, the derivative liability relating to the Warrants of $2,545,454 would be reclassified to common stock and additional paid-in capital at September 30, 2014. Due to a difference between DelMar’s common share price at September 30, 2014 and the fair value of the Warrants at September 30, 2014, DelMar would recognize a loss of $125,186 if all of the Warrants outstanding at September 30, 2014 are exchanged.

The derivative liability associated with certain of DelMar’s other warrants would still continue to be recognized. DelMar currently incorporates a liquidity discount factor when calculating the fair value of its derivative liability. As a result of assuming 100% of the Warrants outstanding at September 30, 2014 have been exchanged, the liquidity discount factor would need to be adjusted when being applied to the remaining derivative liability. As a result, an increase in the remaining derivative liability of $199,224 and $192,490 at September 30, 2014 and June 30, 2014 respectively, would be recognized.

iii)	Other closing costs

Other closing costs of $47,000 are expected to be incurred to complete the Tender Offer.

4.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

a)	The unaudited Pro Forma Consolidated Financial Statements are presented as if all of the 8,345,751 Warrants outstanding at September 30, 2014 have been exchanged. The following adjustments are directly attributable to the transaction:

i)	To record the exchange of 8,345,751 Warrants for 2,781,917 shares of common stock resulting in the recognition of a loss of $125,186.
ii)	To record the change in fair value of the remaining derivative liability.
iii)	To record estimated additional transaction costs related to the Tender Offer of $47,000.

15

DELMAR PHARMACEUTICALS, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in United States Dollars, except where specified otherwise)

SEPTEMBER 30, 2014

5. PRO FORMA COMMON STOCK

Pro forma common stock as at September 30, 2014 has been determined as follows:

	September 30, 2014
	Common Shares	Amount ($)
Common stock of DelMar at September 30, 2014	36,842,070	36,842
Shares issued on Investor Warrant exercise	2,781,917	2,782
Pro forma common stock at September 30, 2014	39,623,987	39,624

Book value per share at September 30, 2014 was $0.014. The pro forma book value per share at September 30, 2014 is $0.07.

6. PRO FORMA LOSS PER SHARE

Pro forma loss per share has been determined as follows:

Three months ended September 30, 2014
Weighted average number of DelMar common shares	36,451,014
Shares issued on Investor Warrant exercises	2,781,917
Pro forma weighted average number of shares outstanding - basic and diluted	39,232,931
Pro forma adjusted net loss	$1,693,772
Pro forma adjusted loss per share - basic and diulted	$(0.04)

Six months transition period ended June 30, 2014
Weighted average number of DelMar common shares	32,468,861
Shares issued on Investor Warrant exercises	2,781,917
Pro forma weighted average number of shares outstanding - basic and diluted	35,250,778
Pro forma adjusted net loss	$3,163,584
Pro forma adjusted loss per share - basic and diulted	$(0.09)

16

TRADING MARKET AND PRICE

Common Stock

Our common stock is currently quoted on the OTCQX under the symbol "DMPI". You should evaluate current market prices for our common stock, among other factors, before deciding whether or not to tender your Warrants in the Exchange Offer. There was no reported trading in our common stock prior to January 25, 2013. Since January 25, 2013, there has been limited trading in our common stock. The following table sets forth the range of high and low bid prices of our common stock as reported and summarized on the OTCQX for the periods indicated. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter	High Bid	Low Bid
2013 First Quarter	$2.50	$1.30
2013 Second Quarter	$2.48	$1.55
2013 Third Quarter	$2.04	$0.90
2013 Fourth Quarter	$1.48	$0.75
2014 First Quarter	$1.60	$0.79
2014 Second Quarter	$1.41	$0.75
2014 Third Quarter	$1.03	$0.62
2014 Fourth Quarter	$1.02	$0.73

Warrants

There is no trading market for the Warrants.

THE EXCHANGE OFFER

Purpose of the Exchange Offer and Plans or Proposals

As of January 7, 2014, we have Warrants exercisable for 5,964,738 shares of our common stock, issued and outstanding. Each Warrant is exercisable for one (1) share of our common stock, at an exercise price of $0.80 per share. The Warrants expire in 2018. We are offering holders of Warrants, upon the terms and subject to the conditions set forth in the Exchange Offer, the right to exchange their Warrants for common stock. Holders may accept the Exchange Offer and may elect to exchange their Warrants at a ratio of one (1) share of common stock for every three (3) Warrants that are tendered. You may tender all or any number of Warrants that you hold. All Warrants tendered pursuant to the Exchange Offer shall be cancelled.

17

The shares of common stock to be issued in the Exchange Offer will be issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) thereof. Certain of the shares of common stock underlying the Warrants were registered for resale in the Company’s registration statement on Form S-1 (File No. 333-189337) but as the Warrants themselves are "restricted securities" within the meaning of the Securities Act, the shares of common stock issued in exchange for the Warrants will be restricted securities as well.

The Warrants contain anti-dilution provisions that adjust the exercise price of the Warrant if the Company issues or sells, or is deemed to have issued or sold, any shares of its common stock or securities exercisable or convertible into shares of common stock for no consideration or for a consideration per share less than the applicable exercise price in effect immediately prior to the time of such issue or sale, subject to certain exceptions and exclusions. In the event of such a subsequent issuance of common stock of the Company, the exercise price of the Warrants would be adjusted to the price per share of the subsequently issued shares of its common stock or securities exercisable or convertible into shares of common stock.

The Exchange can help the Company reduce the warrant liability recorded by the Company on its financial statements. Based on the anti-dilution provisions described above, the Company is required to record a derivative liability on its balance sheet each fiscal quarter for the Warrants based on the fair value of the Warrants as of the end of such fiscal quarter. The Company’s obligation to continue to record a derivative liability each quarter for a particular Warrant ends when the Warrant is exercised or expires. Various factors are considered in the pricing models the Company used to value the Warrants, including the Company’s current stock price, the remaining life of the Warrants, the volatility of the Company’s stock price, and the risk free interest rate. As a result of the changes in these factors, the warrant derivative liability related solely to the Warrants recorded by the Company was approximately $2,502,630 and $2,545,454 at June 30, 2014 and September 30, 2014, respectively. Future changes in these factors will continue to have a significant impact on the computed fair value of the derivative liability for the Warrants. As such, the Company expects future changes in the fair value of the Warrants to continue to vary significantly from quarter to quarter. The Company believes these significant variations make it more difficult for investors to evaluate the Company’s business and operations.

There are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business; (f) any class of equity security of the Company to be delisted from a national securities exchange; (g) any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or (i) changes in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

Board Approval

Neither we, our management nor our Board makes any recommendation as to whether you should tender your Warrants or not. You should not consider Board approval of the Exchange Offer to be a recommendation as to whether you should participate or not participate in the Exchange Offer. You must make your own decision whether to participate in the Exchange Offer and tender your Warrants.

Warrant Exchange Agreements

On December 31, 2014, we entered into separate warrant exchange agreements with certain holders of then-outstanding Warrants, pursuant to which such Warrantholders exchanged warrants for shares of our common stock. Under the terms of these warrant exchange agreements, such Warrantholders received one (1) share of our common stock for every three (3) Warrants exchanged, resulting in 1,244,666 Warrants being exchanged for an aggregate of 414,889 shares of our common stock issued to such Warrantholders, effective as of December 31, 2014.

The form of warrant exchange agreement is filed as Exhibit 10.1 to our Report on Form 8-K, filed on January 7, 2015, incorporated herein by reference. The foregoing is only a brief description of the material terms of the warrant exchange agreements, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibit.

18

Eligibility

We are making the Exchange Offer to holders of all of our 5,964,738 outstanding Warrants. The Exchange Offer is only being made for outstanding, unexercised Warrants and does not in any way apply to Warrants which have previously been exercised. Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the Exchange Offer will be considered exercised to that extent and unavailable for tender in the Exchange Offer, whether or not you have received confirmation of the exercise or the common stock purchased.

Exchange of Warrants

If you properly tender your outstanding Warrants pursuant to the Exchange Offer, your Warrants will be cancelled upon expiration of the Exchange Offer. We will issue common stock to be delivered to you pursuant to the Exchange Offer promptly following expiration of the Exchange Offer.

You are not required to tender all of your Warrants. If you tender less than all of your Warrants, however, the remaining Warrants not tendered will remain outstanding on their current terms until their respective expiration dates or are exercised on their current terms. No fractional shares will be issued. Warrants may only be exchanged for whole shares. In lieu of issuing fractional shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

Procedures for Tendering Warrants

You do not have to participate in the Exchange Offer. If you decide not to participate in the Exchange Offer, you do not need to do anything and your Warrants will remain outstanding until they expire by their terms or are exercised.

To participate in the Exchange Offer, you must properly complete, sign and date the Letter of Transmittal included with this Exchange Offer Statement and mail or otherwise deliver to the Company the Letter of Transmittal and your Warrants so that the Company receives them no later than 5:00 P.M., Pacific Standard Time, on February 9, 2015, the expiration of the Exchange Offer (or such later date and time if we extend the Exchange Offer), at the address set forth in the Letter of Transmittal. If any Warrant(s) that you desire to exchange have been lost or destroyed, you must complete the Affidavit of Loss and Indemnification attached to the Letter of Transmittal in lieu of delivering your Warrants to the Company. Original Warrants must be mailed or physically delivered to the Company, but the Company will accept email delivery of the Letter of Transmittal and Affidavit of Loss and Indemnification at spraill@delmarpharma.com.

The Letter of Transmittal must be executed by the record holder of the tendered Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

If you do not submit a Letter of Transmittal for your Warrants prior to the expiration of the Exchange Offer, or if you submit an incomplete or incorrectly completed Letter of Transmittal, you will be considered to have rejected the Exchange Offer.

19

THE METHOD OF DELIVERY OF WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE.

Withdrawal Rights

You may change your election and withdraw your tendered Warrants only if you properly complete, sign and date the Withdrawal Form included with the Exchange Offer and mail, email or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 P.M., Pacific Standard Time, on February 9, 2015, at Suite 720-999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5, Attention: Corporate Secretary, e-mail: spraill@delmarpharma.com. You may also withdraw your tendered Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Exchange Offer. Delivery of the Withdrawal Form by facsimile or email will not be accepted.

The Withdrawal Form must be executed by the record holder of the Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

Withdrawals of Warrants may not be rescinded. Any Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn Warrants may be re-tendered by again following one of the procedures described in the Exchange Offer at any time prior to the Expiration Date.

ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM TO THE COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE COMPANY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Warrants or withdrawal of tendered Warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Warrants which are not validly withdrawn. We may waive, as to all eligible Warrantholders, any defect or irregularity in any tender with respect to any particular Warrant. Any waiver granted as to one Warrantholder will be afforded to all holders of Warrants. We may also waive any of the conditions of the Exchange Offer, so long as such waiver is made with respect to all Warrantholders. No tender of Warrants or withdrawal of tendered Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Warrantholder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

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Acceptance of Warrants; Issuance of Common Stock

The Exchange Offer is scheduled to expire at 5:00 P.M., Pacific Standard Time, on February 9, 2015 (subject to our right to extend the Exchange Offer).

Upon the terms and subject to the conditions of the Exchange Offer, we expect, upon and as of the expiration of the Exchange Offer, to:

●	accept for exchange Warrants properly tendered and not validly withdrawn pursuant to the Exchange Offer; and

●	issue common stock in exchange for tendered Warrants pursuant to the Exchange Offer, rounding the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

If you elect to tender your Warrants pursuant to the Exchange Offer and you do so according to the procedures described herein, you will have accepted the Exchange Offer. Our acceptance of your outstanding Warrants for tender in the Exchange Offer will form a binding agreement between you and us upon the terms and subject to the conditions of the Exchange Offer upon the expiration of the Exchange Offer.

If you elect not to participate in the Exchange Offer, your Warrants will remain outstanding until they expire or are exercised by their original terms.

Extension of the Exchange Offer; Termination; Amendment

Although we do not currently intend to do so, we may, from time to time, at our discretion, extend the Exchange Offer at any time. If we extend the Exchange Offer, we will continue to accept validly tendered Warrants until the new expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Exchange Offer and to postpone our acceptance of any tendered Warrant upon the occurrence of any of the conditions specified below under "The Exchange Offer—Conditions to the Exchange Offer".

Extension or amendments to, or a termination of, the Exchange Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M., Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Exchange Offer will be disseminated promptly to holders of Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

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Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any tendered Warrants, and we may terminate or amend the Exchange Offer, or postpone our acceptance of any tendered Warrants, if at any time on or after the commencement of the Exchange Offer and before the Expiration Date of the Exchange Offer, any of the following events has occurred, which shall be determined at the reasonable judgment of DelMar:

(a)   there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the issuance of common stock, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

●	make the acceptance of the Warrants tendered illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

●	delay or restrict our ability, or render us unable, to accept some or all of the Warrants tendered;

●	materially impair the benefits we hope to receive as a result of the Exchange Offer; or

●	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c)   there shall have occurred:

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

●	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

●	any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

●	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer; or

●	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

(d)   a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

●	any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date;

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●	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the Expiration Date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common stock; or

●	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or

(e)   any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us..

The foregoing conditions to the Exchange Offer are for our benefit and we may waive them at our reasonable discretion.

In addition to the foregoing, we may waive any of the conditions to the Exchange Offer, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons, except as finally determined in a subsequent judicial proceeding if the Company's determinations are challenged by shareholders

Source and Amount of Consideration; Description of Warrants

The maximum number of shares of common stock we could be required to issue in the Exchange Offer would be 1,988,246 shares of our common stock. The 1,988.246 shares of common stock issuable upon exchange of the Warrants would constitute approximately 5.8% of our common stock outstanding as of January 7, 2014. We will issue shares of our common stock in the Exchange Offer from authorized but unissued shares.

Description of Outstanding Warrants Subject to the Exchange Offer

Each outstanding Warrant entitles the registered holder to purchase one (1) share of common stock at an exercise price per share of $0.80. The Warrants are fully exercisable until their expiration in 2018. All of our Warrants contain provisions requiring an adjustment of the exercise price and number of shares of common stock issuable upon exercise of the Warrant in the event of stock dividends, stock splits, reorganizations, reclassification, consolidations and the like. Certain of the shares of common stock underlying the Warrants were registered for resale in the Company’s registration statement on Form S-1 (File No. 333-189337) but the Warrants themselves are "restricted securities" within the meaning of the Securities Act. Holders of Warrants do not have the rights or privileges of holders of common stock.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock

To our knowledge, except as set forth below, none of our directors, executive officers or controlling persons, or any of their affiliates, beneficially own any Warrants or will be tendering any Warrants pursuant to the Exchange Offer.

As of January 7, 2015, Donald G. Bahouth beneficially owns 5.9% of our common stock, including 1,042,500 shares issuable upon exercise of Warrants. As of January 7, we do not know if Mr. Bahouth will participate in the Exchange Offer.

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Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Warrants pursuant to the Exchange Offer. We have incurred certain expenses in preparation of the Exchange Offer. The Company has used the services of its officers and employees to solicit holders of the Warrants to participate in the Exchange Offer without additional compensation.

Miscellaneous

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Exchange Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Exchange Offer other than the information and representations contained herein or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Transactions and Agreements Concerning the Company’s Securities

Other than as described herein in "Warrant Exchange Agreements," we have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the Warrants during the past 60 days. In addition, except as set forth in our articles of incorporation and bylaws or otherwise described in “Certain Relationships and Related Transactions” herein and in (i) Part II, Item 8 in the Company’s Transition Report on Form 10-K for the period ended June 30, 2014, (ii) Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and (iii) Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our Warrants or common stock (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our Warrants or common stock, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). The information provided in the filings referenced in clauses (i) through (iii) of the previous sentence is incorporated herein by reference and is available for review on the SEC’s website at www.sec.gov and on the Company’s website at www.delmarpharma.com.

CERTAIN TAX CONSEQUENCES OF THE EXCHANGE OFFER

Certain U.S. Federal Income Tax Consequences to U.S. Holders

The following summary describes certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) that participate in the Exchange Offer to exchange Warrants for our common stock. This discussion does not describe U.S. federal income tax considerations that may be relevant to non-U.S. persons and other Warrantholders that are not U.S. Holders; such holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. This summary applies only to holders who hold the Warrants and will hold the common stock as capital assets (generally, property held for investment). This description does not purport to address all potential tax considerations that may be relevant to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

●	financial institutions;

●	insurance companies;

●	real estate investment trusts;

●	regulated investment companies;

●	grantor trusts;

●	partnerships or other pass-through entities or holders of interests therein;

●	tax-exempt organizations;

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●	dealers or traders in securities or currencies;

●	holders that hold common stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar; or

●	certain U.S. expatriates or long-term U.S. residents.

In addition, this summary does not address the U.S. federal estate and gift tax, alternative minimum tax, state and local tax or other tax consequences that may be relevant to a holder that participates in the Exchange Offer. U.S. Holders are strongly advised to consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or to differing interpretations by the Internal Revenue Service or a court, which could alter the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Warrants or common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (including an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

This summary is included herein as general information only. No statutory or judicial authority directly addresses all aspects of transactions similar to the Exchange Offer. We have not sought and do not intend to seek any rulings from the IRS or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the IRS will not successfully challenge any of the tax consequences described herein. Accordingly, each Warrantholder is urged to consult his, her or its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of participating in the Exchange Offer.

Participation in the Exchange Offer

If you participate in the Exchange Offer in accordance with the procedures set forth in the Exchange Offer, the Company intends to treat your participation for U.S. federal income tax purposes in the applicable manner described below.

If and to the extent you elect to participate in the Exchange Offer by tendering three (3) Warrants for one (1) share of our common stock, the Company will treat the transaction as a "recapitalization" exchange of Warrants for shares of common stock. The consequences of such characterization in respect of the Warrants exchanged into common stock should be that (i) the exchange of existing Warrants for new common stock would not cause recognition of gain or loss, (ii) your tax basis in the new common stock received in the exchange would be equal to the tax basis in your exchanged Warrants, and (iii) your holding period for the new common stock received in the exchange would include your holding period for the exchanged Warrants.

Non-Participants in the Exchange Offer

If you do not participate in the Exchange Offer, the Company intends to treat the Exchange Offer as not resulting in any U.S. federal income tax consequences to you.

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Tax Uncertainty; No Opinion of Counsel

Because of the lack of authority dealing with transactions similar to the Exchange Offer generally, the U.S. federal income tax consequences of the Exchange Offer are unclear, and alternative characterizations are possible that could require you to recognize taxable income. The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Exchange Offer or of a holder's participation in the Exchange Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Exchange Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Warrants (including basis information) and any shares of common stock that you receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the transactions effected pursuant to the Exchange Offer unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or you otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and your timely provide the required information or appropriate claim for refund to the IRS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of DelMar Pharmaceuticals, Inc. as of and for the six month transitional period ending June 30, 2014 and the years ended December 31, 2013 and 2012, incorporated by reference in this Exchange Offer have been audited by an independent registered public accounting firm, as stated in their reports incorporated by reference herein.

AVAILABLE INFORMATION/INCORPORATION BY REFERENCE

We have filed with the SEC a Tender Offer Statement on Schedule TO. This Exchange Offer Statement and the documents incorporated by reference herein do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act of 1934.

We incorporate information into this Exchange Offer Statement by reference, which means that we disclose important information to you by referring you to a document filed with the SEC. The information incorporated by reference is deemed to be part of this Exchange Offer Statement, except to the extent superseded by information contained herein. This Exchange Offer Statement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition:

●	Our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 10, 2014;

●	Our transition report for the six months ended June 30, 2014, filed with the SEC on August 28, 2014;

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●	Our quarterly report on Form 10-Q for the three-month period ended September 30, 2014, filed with the SEC on November 7, 2012;

●	Our current reports on Form 8-K filed with the SEC on July 23, 2014, August 12, 2014, October 3, 2014, November 6, 2014, November 25, 2014 and January 7, 2015; and

●	The description of our common stock contained in our registration statement on Form S-1, which was filed with the SEC on June 14, 2014 including any amendment or report filed for the purpose of updating such description.

All documents we filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this Exchange Offer Statement and before the expiration of the Exchange Offer shall be incorporated by reference in this Exchange Offer Statement from the date of filing of such documents.

You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

We will provide without charge to each person to whom a copy of this Exchange Offer Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to DelMar Pharmaceuticals, Inc., Suite 720-999 West Broadway, Vancouver, British Columbia, Canada V5Z 1K5, attention: Corporate Secretary, telephone number: (604) 629-5989, e-mail: spraill@delmarpharma.com. These filings may also be obtained through our website located at http://www.delmarpharma.com.

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